UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2019
____________________

NEW FRONTIER CORPORATION

(Exact name of registrant as specified in its charter)

____________________

Cayman Islands	001-38562	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23rd Floor, 299 QRC

287-299 Queen’s Road Central

Hong Kong

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 852-6491-9230

Not Applicable
(Former name or former address, if changed since last report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-half of one warrant	NFC.U	New York Stock Exchange
Class A Ordinary Shares, $0.0001 par value	NFC	New York Stock Exchange
Warrants, each exercisable for one Class A ordinary share	NFC WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Transaction Agreement

On July 30, 2019, New Frontier Corporation (“NFC” or the “Company”) entered into a Transaction Agreement (the “Transaction Agreement”) with NF Unicorn Acquisition L.P., a Cayman Islands limited partnership and a wholly-owned indirect subsidiary of NFC (“NFC Buyer Sub”, and together with NFC, the “Buyer Parties”), Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Healthy Harmony”), Healthy Harmony GP, Inc., a Cayman Islands company and the sole general partner of Healthy Harmony (“HH GP” and, together with Healthy Harmony, the “Target Companies”), TPG Healthy, L.P., a Cayman Islands limited partnership (“TPG Seller”), Fosun Industrial Co., Limited, a Hong Kong company (“Fosun Seller”), Plenteous Flair Limited, a Cayman Islands company (“Boyu Seller”), Roberta Lipson (“Ms. Lipson”), the Benjamin Lipson Plafker Trust, the Daniel Lipson Plafker Trust, the Jonathan Lipson Plafker Trust and the Ariel Benjamin Lee Trust (the foregoing trusts together with Ms. Lipson, the “Lipson Parties,” and together with TPG Seller, Fosun Seller and Boyu Seller, each a “Seller” and collectively, the “Sellers”), pursuant to which NFC will indirectly acquire all of the issued and outstanding equity interests of HH GP (the “GP Shares”) and approximately 99.37% of the issued and outstanding limited partnership interests in Healthy Harmony (the “LP Interests”) from the Sellers on the terms and subject to the conditions set forth therein (the transactions contemplated by the Transaction Agreement and the related ancillary agreements, the “Business Combination”). The remaining 0.63% of the issued and outstanding LP Interests are held by certain members of management of the Target Companies and are expected to be acquired by NFC simultaneously with the closing of the Business Combination (the “Closing”) on terms and conditions to be agreed between NFC and these holders.

Consideration

The aggregate purchase price for the Business Combination is approximately $1.3 billion, subject to customary adjustments as set forth in the Transaction Agreement. Fosun Seller and the Lipson Parties have agreed to, concurrently with the Closing, reinvest a portion of their respective proceeds to be received by them under the Transaction Agreement, in an aggregate amount of approximately $144,756,494, for newly issued ordinary shares, par value $0.0001 per share (“New NFC ordinary shares”), in the post-business combination company (“New NFC”) at a subscription price of $10.00 per share.

Representations, Warranties and Covenants

The Transaction Agreement contains customary representation, warranties and covenants by the parties thereto, including, among other things, covenants with respect to the conduct of the Buyer Parties, HH GP, Healthy Harmony and the Sellers during the period between execution of the Transaction Agreement and the Closing.

Conditions to Closing

The Closing is subject to certain customary closing conditions, including, among other things, approval by NFC’s shareholders and the shareholders of Fosun Seller’s parent, Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”), of the Transaction Agreement, the Business Combination and certain actions related thereto. In addition, the parties’ obligations to consummate the Business Combination are subject to NFC having sufficient cash available to pay the aggregate consideration payable to the Sellers (less any amount agreed to be reinvested by them).

Termination

The Transaction Agreement may be terminated prior to the Closing under certain circumstances, including, among others, (i) by mutual written consent of NFC Buyer Sub and HH GP, (ii) by NFC Buyer Sub, TPG Seller or Fosun Seller if the Closing has not occurred on or prior to the date that is 9 months after the date of the Transaction Agreement (or such later date as NFC, TPG Seller and Fosun Seller may agree in writing, the “Outside Date”), unless such party’s material breach of its representations, warranties, covenants or other obligations contained in the Transaction Agreement results in or causes the failure of the transactions contemplated thereby to be consummated by such time, (iii) by NFC Buyer Sub if any of HH GP, Healthy Harmony and the Sellers breaches any of its representations, warranties, covenants or other agreements under the Transaction Agreement that would result in the failure of the conditions to Buyer Parties’ obligation to consummate the Business Combination as of the Outside Date and has not been cured within 30 days after receiving notice, (iv) by HH GP if any Buyer Party breaches any of its representations, warranties, covenants or other agreements under the Transaction Agreement that would result in the failure of the conditions to HH GP, Healthy Harmony and the Sellers’ obligation to consummate the Business Combination as of the Outside Date and has not been cured within 30 days after receiving notice, or (v) by HH GP if the board of directors of NFC changes its recommendation in favor of the Business Combination.

The foregoing description of the Transaction Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Transaction Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated by reference herein. The Transaction Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Transaction Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about NFC, HH GP, Healthy Harmony, any Seller or any other party to the Transaction Agreement. In particular, the representations, warranties, covenants and agreements contained in the Transaction Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Transaction Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Transaction Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Transaction Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in the NFC’s public disclosures.

Lipson Reinvestment Agreement

Concurrently with the entry into the Transaction Agreement, NFC and the Lipson Parties entered into a Founder Reinvestment Agreement (the “Founder Reinvestment Agreement”), pursuant to which the Lipson Parties will reinvest $50,756,494 of their consideration under the Transaction Agreement and the Founder Reinvestment Agreement for newly issued New NFC ordinary shares at a subscription price of $10.00 per share, which will be issued to the Lipson Parties concurrently with the Closing.

The foregoing description of the Founder Reinvestment Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Founder Reinvestment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Fosun Rollover Agreement

Concurrently with the entry into the Transaction Agreement, NFC and Fosun Seller entered into a Fosun Rollover Agreement (the “Fosun Rollover Agreement”), pursuant to which Fosun Seller will reinvest $94,000,000 of its consideration under the Transaction Agreement for newly issued New NFC ordinary shares at a subscription price of $10.00 per share, which will be issued to Fosun Seller concurrently with the Closing.

The foregoing description of the Fosun Rollover Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Fosun Rollover Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Fosun Voting Undertaking

In connection with the entry into the Transaction Agreement by Fosun Seller, Shanghai Fosun High Technology (Group) Co., Ltd. (“Fosun High Tech”), as the beneficial owner of certain equity interests in Fosun Pharma, has delivered to NFC a voting undertaking (the “Fosun Voting Undertaking”), in which Fosun High Tech undertakes to vote all of its equity interests in Fosun Pharma in favor of the Business Combination at the shareholders meeting of Fosun Pharma.

The foregoing description of the Fosun Voting Undertaking does not purport to be complete and is qualified in its entirety by the terms and conditions of the Fosun Voting Undertaking, a copy of which is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

Subscription Agreements

In connection with its entry into the Transaction Agreement, NFC entered into certain subscription agreements (the “Subscription Agreements”), each dated as of July 30, 2019, with certain investors, including Vivo Capital Fund IX (Cayman), L.P. (“Vivo”), pursuant to which, among other things, NFC agreed to issue and sell, in private placements, an aggregate of up to 71.1 million Class A ordinary shares, par value $0.0001 per share (“NFC Class A ordinary shares”), to the investors for $10.00 per share (the “Equity Offering”), subject to NFC’s right to reduce the number of NFC Class A ordinary shares to be issued to the investors by up to 25%. The Equity Offering is expected to close immediately prior to the Closing. The investors will be entitled to certain shelf registration rights subject to customary black-out periods and other limitations as set forth in the Subscription Agreements.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form Subscription Agreement, a copy of which is filed as Exhibit 10.4 hereto and is incorporated by reference herein.

Vivo Letter Agreement

In connection with the entry into the Transaction Agreement, NFC, New Frontier Public Holding Ltd. (the “Sponsor”), Mr. Antony Leung and Mr. Carl Wu entered into a letter agreement with Vivo (“Vivo Letter Agreement”), pursuant to which Mr. Antony Leung, Mr. Carl Wu and Sponsor agreed to certain restrictions relating to their shareholding in NFC.

The foregoing description of the Vivo Letter Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Vivo Letter Agreement, a copy of which is filed as Exhibit 10.5 hereto and is incorporated by reference herein.

Debt Commitment Letters

In order to finance a portion of the cash consideration payable under the Transaction Agreement and the costs and expenses incurred in connection therewith, NF Unicorn Acquisition Limited, a wholly owned indirect subsidiary of NFC (“NF Unicorn”), entered into a senior loan commitment letter with Shanghai Pudong Development Bank Putuo Sub-Branch (“SPDB”) (the “Senior Loan Commitment Letter”), pursuant to which SPDB has agreed, upon the terms and subject to the conditions thereof, to provide a 7-year senior secured credit facility to NF Unicorn in an aggregate principal amount equal to the RMB equivalent of $300,000,000. China Merchants Bank Shanghai Branch (“CMB”) had previously issued a senior loan commitment letter to NFC, which also contemplated a senior secured credit facility in an aggregate amount equal to up to $300,000,000 upon the terms and subject to the conditions thereof.

NFC (and its wholly-owned subsidiaries) only expects to borrow up to an aggregate of $300,000,000 of senior secured term loans to finance the Business Combination. As such, NFC (or any of its wholly-owned subsidiaries) expects to enter into a separate senior loan commitment letter or other agreements after the date hereof with SPDB and/or CMB reflecting this arrangement.

The foregoing description of the Senior Loan Commitment Letter does not purport to be complete and is qualified in its entirety by the terms and conditions of the Senior Loan Commitment Letter, a copy of which is filed as Exhibit 10.6 hereto and is incorporated by reference herein.

Additional Agreements to be Executed at Closing

Director Nomination Agreements

At the Closing, NFC will enter into separate Director Nomination Agreements with each of Fosun Seller, Vivo and the Sponsor (collectively, the “Director Nomination Agreements”), pursuant to which Fosun Seller, Vivo and the Sponsor will have separate rights to designate nominees to the board of directors of New NFC in the number and subject to the beneficial ownership thresholds set forth therein.

Lipson Employment Agreement

At the Closing, NFC and Ms. Lipson will enter into an Employment Agreement (the “Lipson Employment Agreement”), pursuant to which Ms. Lipson shall serve as the chief executive officer of NFC for an initial term of three years from the Closing (subject to certain termination conditions to be set forth therein), and shall be nominated to serve on the board of directors of NFC subject to certain beneficial ownership thresholds to be set forth therein. During the term of her employment, Ms. Lipson shall be entitled to certain compensation and benefits to be set forth in the Lipson Employment Agreement.

Registration Rights Agreement

At the Closing, NFC will enter into a Registration Rights Agreement with the Lipson Parties, under which the Lipson Parties will be granted certain shelf registration rights with respect to the shares in New NFC they will hold following the Business Combination subject to the terms and conditions set forth therein.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of New NFC ordinary shares and NFC Class A ordinary shares is incorporated by reference herein. The ordinary shares issuable in connection with the transactions contemplated by the Business Combination will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S promulgated thereunder.

Item 8.01	Other Events.

Concurrently with the entry into the Transaction Agreement, each of Sponsor and certain other shareholders of NFC entered into a Support Agreement (each a “Support Agreement” and collectively, the “Support Agreements”) with HH GP, pursuant to which such shareholders agreed, among other things, to vote all of the NFC Class A ordinary shares and/or Class B ordinary shares of NFC, par value $0.0001 per share, held or subsequently acquired by such shareholders in favor of the approval of the Business Combination.

The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form Support Agreement, a copy of which is filed as Exhibit 10.7 hereto and is incorporated by reference herein.

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, NFC intends to file a preliminary proxy statement. NFC will mail a definitive proxy statement and other relevant documents to its shareholders. NFC’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about the Target Companies, the Company and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to shareholders of NFC as of a record date to be established for voting on the Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: New Frontier Corporation, 23rd Floor, 299 QRC, 287-299 Queen’s Road Central, Hong Kong, Attention: Secretary, telephone: 852-3703-3251.

Participants in the Solicitation

NFC and its directors and executive officers may be deemed participants in the solicitation of proxies from NFC’s shareholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in NFC is contained in NFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to New Frontier Corporation, 23rd Floor, 299 QRC, 287-299 Queen’s Road Central, Hong Kong, Attention: Secretary, telephone: 852-3703-3251. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination when available.

The Target Companies and their directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of NFC in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. NFC’s and the Target Companies’ actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, NFC’s and the Target Companies’ expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside NFC’s and the Target Companies’ control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement or could otherwise cause the Business Combination to fail to close; (2) the outcome of any legal proceedings that may be instituted against NFC or the Target Companies following the announcement of the Transaction Agreement and the Business Combination; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the shareholders of NFC or other conditions to closing in the Transaction Agreement; (4) delays in obtaining or the inability to obtain necessary regulatory approvals (including approval from healthcare regulators) required to complete the Business Combination; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (6) the inability to obtain the listing of the ordinary shares of the post-acquisition company on The New York Stock Exchange or any alternative national securities exchange following the Business Combination; (7) the risk that the announcement and consummation of the Business Combination disrupts current plans and operations; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that the Target Companies or New NFC may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the Business Combination, including those under “Risk Factors” therein, and in NFC’s other filings with the SEC. NFC cautions that the foregoing list of factors is not exclusive. NFC cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. NFC does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This Current Report on Form 8-K shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This Current Report on Form 8-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Transaction Agreement, dated as of July 30, 2019, by and among NFC, NFC Buyer Sub, Healthy Harmony, HH GP and the Sellers.
10.1	Founder Reinvestment Agreement, dated as of July 30, 2019, by and among NFC and the Lipson Parties.
10.2	Fosun Rollover Agreement, dated as of July 30, 2019, by and between NFC and Fosun Seller.
10.3	Fosun Voting Undertaking, dated as of July 30, 2019, delivered by Fosun High Tech to NFC and HH GP.
10.4	Form of Subscription Agreement, by and between NFC and certain institutions and accredited investors.
10.5	Agreement, dated as of July 30, 2019, by and among Vivo, the Sponsor, NFC, Antony Leung and Carl Wu.
10.6	Commitment Letter, dated June 14, 2019, by and between NF Unicorn and Shanghai Pudong Development Bank Putuo Sub-Branch.
10.7	Form of Support Agreement, by and between HH GP and certain shareholders of NFC.

*	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). NFC agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FRONTIER CORPORATION

	By:	/s/ Carl Wu
Name: Carl Wu
Title: Chief Executive Officer

Dated: July 30, 2019